UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 8, 2005

ZONES, INC.

(Exact name of Registrant as Specified in its Charter)

WASHINGTON	0-28488	91-1431894
(State or other jurisdiction incorporation or organization)	(Commission File Number)	(I.R.S. Employer of Identification Number)

1102 15th Street SW, Suite 102, Auburn, Washington 98001-6509

(Address of Principal Administrative Offices)

Registrant’s Telephone Number, Including Area Code:  (253) 205-3000

________________________________

Click the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 8, 2005, at a meeting of the Board of Directors (the “Board”) of the Zones, Inc. (the “Company”), the Board approved the terms of a bonus program under which certain executive officers are eligible to receive bonuses.  The program is designed to reward achievement at specified levels of Company and individual performance.

Under the bonus program, eligible executive officers have an assigned target bonus level expressed as a percent of fiscal year end annual salary.  Depending on Company financial performance and individual performance, eligible executive officers may earn a bonus up to 100% of their annual salary.  Two components comprise the fundamental design of the bonus program:

•       Financial Performance of the Company.  Participating executive officers are eligible to receive quarterly bonuses based on the Company’s quarterly financial performance.

•       Individual Performance.  Participating executive officers may receive bonuses at the discretion of the Board based on individual performance.

The Board retained the right to change its bonus programs at any time.  The Board’s approval of the terms of the bonus program is not deemed to create an enforceable agreement between the Company and any executive officer.  No rights to any awards exist unless and until the Board authorizes payment of such award under the bonus program.

Also at its February 8, 2005 meeting, the Board of Directors awarded Anwar Jiwani, Senior Vice President and Chief Information Officer, and Ronald McFadden, Senior Vice President and Chief Financial Officer, each a $12,500 discretionary bonus under the bonus program for their efforts during the fiscal year ending December 31, 2004.

Item 9.01.  Financial Statements and Exhibits.

Exhibit 99.1, Summary of the Zones, Inc. Bonus Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONES, INC.

Dated: February 14, 2005	/s/ RONALD P. MCFADDEN
By: Ronald P. McFadden Its: Secretary and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT No.	DESCRIPTION
99.1	Summary of the Zones, Inc. Bonus Program